Exhibit 99.1

PAVmed Partners with Leading Academic Institutions to Develop Revolutionary Ear Device

Agreement provides PAVmed with license to develop and commercialize antibiotic-eluting resorbable ear tube devices expected to benefit up to one million children per year

New York, NY, (November 4, 2016) – PAVmed Inc. (Nasdaq: PAVM, PAVMW), a highly differentiated, multi-product medical device company, today announced that it has signed a definitive licensing agreement with a group of leading academic institutions, including Tufts University and two Harvard Medical School teaching hospitals – Massachusetts Eye and Ear Infirmary and Massachusetts General Hospital. The agreement provides PAVmed with an exclusive worldwide license to develop and commercialize antibiotic-eluting resorbable ear tubes based on a proprietary aqueous silk technology conceived and developed at these institutions.

Lishan Aklog, M.D., Chairman and CEO of PAVmed, said, “We are thrilled to partner with these world-renowned institutions to develop and commercialize this revolutionary technology. Academic medical centers and individual clinician innovators have often struggled to advance their medical device innovations to commercialization. One of PAVmed’s central goals has been to provide innovators with a rapid, capital-efficient and streamlined pathway to commercialization, free from traditional structural and capital constraints. We anticipate this agreement will serve as a model for future engagements with medical device innovators worldwide.”

PAVmed also announced that one of the visionaries behind this technology, Christopher J. Hartnick, M.D., Professor of Otolaryngology at Harvard Medical School and Chief of Pediatric Otolaryngology at Massachusetts Eye and Ear Infirmary and Massachusetts General Hospital, has joined its Medical Advisory Board and will work closely with the PAVmed team on its development. Dr. Hartnick also serves as Vice Chair of Safety and Quality, and of Clinical Research in the Department of Otolaryngology at Harvard Medical School and as Director of its Pediatric Airway, Voice and Swallowing Center.

Each year, up to 1 million children with persistent ear infections (otitis media) or middle ear fluid collections (effusions) undergo placement of metal, plastic or latex bilateral ear tubes to ventilate and drain the middle ear. This is the most common pediatric surgical procedure in the U.S.

Dr. Hartnick said, “I believe that the antibiotic-eluting resorbable ear tube technology will revolutionize the care of children with complex or recurrent otitis media. I see many clinical benefits, including eliminating the post-operative ear drop regimen, which is a major challenge for parents, and reducing the need for a second operation to remove retained tubes. I also expect fewer complications such as ear tubes remaining in the ear canals for years after becoming dislodged and either causing pain or bleeding, which may lead to a separate procedure to remove the tubes, or obstructing a clear view of the ear drum to identify occult middle ear infection.”

The agreement provides PAVmed with a worldwide license to develop and commercialize the aqueous silk-based resorbable ear tube technology for the life of the underlying patents. PAVmed has committed to a timeline with certain milestones on the path to commercialization. Once commercialized, the institutions will receive royalties based on revenue and a portion of certain additional proceeds from the sale or sublicensing of the technology to a third party. Financial terms were not disclosed.

About PAVmed

PAVmed Inc. (Nasdaq: PAVM, PAVMW) is a highly differentiated, multi-product medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding multi-product pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), medical infusions (NextFlo™ and NextCath™), interventional radiology (PortIO™ and NextCath), tissue ablation and cardiovascular intervention (Caldus™). The Company intends to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For further information, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, factors affecting the timing and effectiveness of the registration statement; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from our pre-clinical studies; whether and when our products are cleared by regulatory authorities; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet sought or received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA, “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by us after our most recent Annual Report. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contact

For PAVmed Inc.
Investors
LHA
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com

Or

Media
Rooney Partners LLC
Kate Barrette
212-223-0561
Kbarrette@rooneyco.com